Exhibit 10.2

REVOCABLE LICENSE AGREEMENT
(CRYSTAL MAGIC)

THIS REVOCABLE LICENSE AGREEMENT (“Agreement”), is made and entered into as of November 18th, 2002 by and between CRYSTAL MAGIC, INC., a Florida corporation (“Crystal”) and DISNEYLAND® RESORT, A DIVISION OF WALT DISNEY WORLD CO., a Florida corporation, (“Disney”) (Crystal and Disney referred To individually as a “Party” and collectively, as the “Parties”).

WITNESSETH

WHEREAS, Disney owns and operates the entertainment, recreation and lodging complex known as the Disneyland® Resort (the “Resort”) which currently includes Disneyland® park and Disney’s California Adventure™ park (individually, the “Park” and collectively, the “Parks”), Downtown Disney® District (“Downtown Disney”) (individually a “Location” and collectively, the “Locations”), and related facilities all located in Anaheim, California;

WHEREAS, Crystal is engaged in the generation of portraits and 3-D character, logo and/or name drop (Mickey Mouse, Minnie Mouse;, Donald Duck, Goofy, Pluto, Disney’s California Adventure™ Park icons as approved in advance by Disney and the Disney Merchandise Brand department), sculpture reproductions inside optically transparent material (i.e., a crystal glass cube) (collectively, the “Inventory”) and the entertainment and show aspects associated therewith (collectively the “Services”); and

WHEREAS, Crystal desires to license space in the Parks and in Downtown Disney to provide the Services and sell the Inventory, and Disney and Crystal desire that this Agreement apply to Crystal’s license of space in such licensed areas in the manner hereinafter described and on terms hereinafter provided.

NOW, THEREFORE, in consideration of the terms, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.           TERM OF AGREEMENT.

The term of this Agreement shall commence as of October 1, 2002 and continue through and including October 30, 2008 (the “Term”), unless earlier terminated as provided herein. Neither Party shall be obligated to extend the Term. Crystal hereby acknowledges and agrees that during the Term, the Parks and Downtown Disney and their surrounding areas may undergo major construction and renovation and agrees that such construction and renovation will not constitute a breach by Disney of its obligations under this Agreement.

2.           GRANT OF NON-EXCLUSIVE LICENSE.

Subject to the terms and provisions of this Agreement, Disney hereby grants to Crystal a non-exclusive revocable license to enter upon and use the Locations (as defined below) for the sole purpose of providing the Services and producing and selling the Inventory to guests of the Resort, The “Locations” shall mean those certain areas at the Parks and Downtown Disney where Crystal shall provide the Services and sell the Inventory, as designated by Disney in its sole and absolute discretion. Disney shall be the owner of the Locations and the contents therein, except for the Crystal Property (as defined in Section 20). Notwithstanding anything herein to the contrary, Crystal shall not, without the prior written consent of Disney in each instance, which consent may be granted or withheld in Disney’s sole and absolute discretion, mortgage or grant a security interest in either this Agreement or the Locations, CRYSTAL ACKNOWLEDGES AND AGREES THAT THE LICENSE GRANTED HEREUNDER DOES NOT CONSTITUTE A LEASEHOLD INTEREST OR OTHER INTEREST IN LAND.

3.           PERMITTED USE: OPERATION OF LOCATIONS.

(a)           The Locations shall be used by Crystal to provide the Services and produce and sell the Inventory and for customers to view the “show” aspects of Inventory creation and for no other purpose whatsoever. Crystal shall provide, at its sole cost and expense, (i) the Services and the Inventory; and (ii) except for the shelving loaned to Crystal by Disney, all of the equipment and supplies, including additions thereto and replacements and renewals thereof, necessary to produce and sell the Inventory at the Locations (collectively, “Equipment”) as set forth on Exhibit C. attached hereto and fully made a part hereof. Subject to Disney’s approval, which approval Disney may grant or withhold in Disney’s sole and absolute discretion, Crystal shall upgrade and replace, at Crystal’s sole expense. Crystal’s Inventory and Equipment as necessary to ensure the Locations continually produce first-class products and services. Notwithstanding anything herein to the contrary, Crystal shall not, without the prior written consent of Disney in each instance, which consent Disney may grant or withhold in Disney’s sole and absolute discretion, mortgage or grant a security interest in or suffer to permit any encumbrance to be placed on this Agreement, any Location, the Equipment or the Inventory. Crystal shall have full responsibility and obligation for the operation of the Locations and for all direct costs (calculated pursuant to Section 5(f) hereinbelow) incurred by Disney for Crystal’s operation including, but not limited to, the provision of custodial service, merchandise bags and other guest service expense items. All Equipment and Inventory provided by Crystal at any time during the Term of this Agreement is subject to Disney’s prior written approval, which approval may be granted or withheld in Disney’s sole and absolute discretion. Crystal shall be responsible for the daily care and maintenance of the equipment and supplies necessary to handle the sale of the Inventory (e.g., sales register) at the Locations, the costs of which shall be borne by Crystal.

(b)           Disney, at its sole cost and expense, shall provide trash pickup and reasonable amounts of utilities (other than telephone) to certain locations within the Locations for the Term of this Agreement, subject to any interruptions that may occur due to construction and/or renovation of the Locations and/or causes beyond Disney’s control. In no event shall Disney be liable or responsible for any interruption or disruption of utility service, and Crystal hereby waives any and all claims against Disney for any loss, damage and/or expense arising out of, and/or incurred in connection with, any such interruption and/or disruption. Crystal shall not make connection to the utilities except by or through existing outlets.

(c)           All freight, handling and similar charges or costs incurred in connection with the shipment of the Inventory, equipment and supplies to the Locations shall be borne by Crystal. Crystal shall bear the risk of loss for, and shall procure and maintain adequate insurance against, any delays and/or damages to the Inventory, equipment and/or supplies during shipment.

(d)           During the Term, Crystal shall be responsible, at its sole cost and expense, to provide telephone/data service (including. without limitation, high speed internet connections such as DSL, etc,). Crystal shall, at its sole cost and expense, provide the Services and the Inventory at the Locations in a safe and efficient manner and in compliance with all applicable laws, rules, regulations and ordinances and shall keep the Locations free from trash and debris. Crystal shall be responsible, at its sole cost and expense, for obtaining any and all licenses and permits required for the operation of its business at the Locations.

(e)           Disney shall have the right to approve, in its reasonable discretion, the prices charged by Crystal for-the Services and the Inventory. All proposed changes to the pricing must be approved by Disney in writing in advance in Disney’s reasonable discretion. Notwithstanding the foregoing, except for the calendar year 2003, Crystal shall have the right to increase the prices charged by Crystal for Inventory up to ten percent (10%) in any calendar year during the Term without obtaining the prior written approval of Disney.

(f)           Disney will provide all uniforms for Crystal and its employees. Crystal acknowledges and agrees that Crystal has no ownership rights in the uniforms. Crystal shall return the uniforms to Disney for cleaning and maintenance as Disney may require during the Term. Crystal shall keep such uniforms clean and professional at all times in accordance with Disney’s safety and appearance standards, the condition of which shall be acceptable to Disney, in its sole and absolute discretion, or to any other persons or entities designated by Disney to make such determination, in their sole and absolute discretion, whenever Crystal or its employees are performing the Services. Upon expiration or sooner termination of this Agreement, Crystal shall immediately return the uniforms to Disney. Crystal will be responsible for reimbursing Disney for Disney’s uniform cleaning, maintenance and /or replacement costs for Crystal and Crystal’s employees upon receipt of a monthly invoice from Disney. To the extent any of the uniforms are lost or substantially damaged, as determined by Disney in its sole and absolute discretion. Crystal agrees to reimburse Disney for the replacement costs of such uniforms at fair market value. Crystal shall cause its employees to wear Disneyland® Resort nametags, to display Disneyland® Resort parking stickers on their vehicles, and to obtain Disneyland® Resort identification cards, and Disney may charge Crystal for such nametags, parking stickers, and identification cards pursuant to Disney’s standard terms and prices set for such items, which terms and prices are subject to change without notice. Crystal’s employees shall be responsible for paying Disney for the replacement cost of lost nametags, parking stickers and identification cards.

(h)           Crystal shall, at its sole cost and expense, maintain the Locations to Disney’s specifications and standards, including, without limitation, janitorial, pest control, warehousing and laundry.

(i)           Crystal shall comply with and abide by, and shall cause its agents, employees, invitees and licensees to comply with and abide by, all rules, policies and standards of Disney (including, without limitation, those grooming standards outlined in the Disney Look brochure, and background checks of employees) with respect to the Locations or any portion thereof of which Crystal has received notice. Crystal shall cause its employees and agents to comply with and abide by the rules of conduct and appearance standards established by Disney for its own employees. Crystal shall cause its agents, invitees and licensees to comply with all rules and standards that Disney uses when Disney hires employees including, without limitation, necessary background checks of such employees prior to employment. Disney may, from time to time during the Term of this Agreement and in its sole and absolute discretion, make changes in, additions to and deletions from Disney’s rules, policies and standards. Disney shall give prior written notice to Crystal of any such changes, additions or deletions. In no event shall Disney’s failure to advise Crystal in advance of any such change, addition or deletion relieve Crystal of its obligation to comply therewith. Disney shall have the right to deny access to the Locations to any employee of Crystal who, in Disney’s sole and absolute discretion, does not meet applicable standards and/or comply with applicable rules or policies. Employees of Crystal shall, at Crystal’s sole cost and expense, participate in Disney-sponsored orientation and training programs prior to beginning employment and on a periodic basis thereafter as deemed appropriate by Disney in its sole and absolute discretion. Disney shall have the right to deny access to the Park to any employee of Crystal who, in Disney’s sole discretion, does not meet applicable standards or comply with applicable rules or policies. Disney shall permit Crystal’s employees working at the Locations to use all employee facilities at the Parks and to park in the applicable Disneyland® Resort employee parking areas if such employees have Disney parking stickers.

(j)           Crystal acknowledges that the employees used by Crystal to operate its business at the Locations are employees of Crystal and not employees of Disney. When hiring such employees for the Locations, Crystal, at its sole cost and expense, shall comply with all rules and standards that Disney uses when Disney hires employees including, without limitation, necessary background checks of such employees prior to employment. Crystal shall be responsible for all salaries, employee benefits, social security taxes, federal and state unemployment insurance and any and all similar taxes relating to its employees and for Workers’ Compensation coverage with respect thereto pursuant to applicable law and shall file all required returns and reports with respect to the foregoing. Crystal shall defend, indemnify and hold Disney and all of its parent, subsidiary, related and affiliated companies and the officers, directors, agents, employees and assigns of each, harmless from and against any and all claims for such salary, tax and/or benefit payments. Neither Crystal nor Crystal’s employees shall be entitled to participate in, or to receive, any of Disney’s employee benefit or welfare plans, specifically including, but not limited to, coverage under Disney’s Worker’s Compensation program, and neither Crystal nor Crystal’s employees shall be deemed an agent of Disney for purposes of this Agreement. Disney may (if requested by Crystal), but shall not be required to, assist Crystal in its hiring efforts for the Locations. Disney shall have no obligation whatsoever to compensate Crystal or Crystal’s employees on account of any damages and/or injuries which may be sustained as a result of or in the course of performance of Crystal’s Services hereunder. The indemnification provisions contained in this paragraph shall survive, indefinitely, the expiration or earlier termination of this Agreement and shall not be limited by the amount of any insurance required to be maintained hereunder.

(k)           Crystal shall not sell food or beverages in the Locations. Crystal shall not offer for sale or otherwise distribute any merchandise other than the Inventory at or from the Locations without the express prior written consent of Disney, which consent Disney may grant or withhold in its sole and absolute discretion. Crystal shall not offer for sale or otherwise distribute any merchandise similar to merchandise sold by Disney at other locations in the Resort. Disney shall have the right to approve, in its reasonable discretion, the prices charged by Crystal for any Inventory offered for sale from the Locations.

(I)           Disney shall have the right to approve the design and quality of the Services and the Inventory, including, without limitation, theming, packaging, quality, safety, quantity and appropriateness, which approvals Disney may grant or withhold in its sole and absolute discretion; provided, however, that nothing contained in this sentence shall relieve Crystal of its obligation to ensure that all Inventory produced, sold and/or offered for sale in the Locations is in compliance with applicable federal and state law as well as local codes. Disney shall have the right to provide any signage and additional equipment at Crystal’s sole expense as deemed necessary in Disney’s sole and absolute discretion.

(m)           Crystal shall produce and provide the Inventory for sale at the Locations on each day the applicable Park and/or Downtown Disney is open during the hours specified by Disney from time to time (unless otherwise Instructed or approved by Disney). Upon request by Disney, Crystal shall provide the Services and the Inventory during certain events held at the Parks and Downtown Disney, including, without limitation, private parties and Grad Nites. Crystal acknowledges that these events may be held after the scheduled closing time of the applicable Park and/or Downtown Disney.

(n           Disney may close either Park and/or Downtown Disney, or both Parks and/or Downtown Disney, and/or portions thereof (and may instruct Crystal to close the Locations, or portions thereof), for up to forty five (45) days per calendar year during the Term hereof (“Excused Closings”), which may or may not be consecutive, for any maintenance, repair and/or rehabilitation of the applicable Park and/or Downtown Disney (and/or for any construction, maintenance, repair and/or rehabilitation within the applicable Park and/or Downtown Disney which affects the operation of the Locations) which Disney deems necessary or desirable, in its sole and absolute discretion, and for such other business reason as Disney deems appropriate, in its sole and absolute discretion. Any Excused Closings of the applicable Park and/or Downtown Disney, the Locations or portions thereof as aforesaid shall be without claim by or compensation to Crystal. Prior to the expiration of the Term of this Agreement, a determination will be made as to whether Disney has caused the Locations to be closed to the public after the opening thereof in excess of the number of days permitted under this paragraph (hereinafter referred to as a “Non-excused Closing”), If there has been a Non-excused Closing, Disney shall grant to Crystal an extension of the Term with respect to Crystal’s operation of the Locations for a period of time equivalent to the period of such Non-excused Closing, such extension to constitute Crystal’s sole remedy as a result thereof.

(o)           Crystal shall place no signs, posters or similar materials in or about the Locations or Locations without the prior written approval of Disney, which approval Disney may grant or withhold in its sole and absolute discretion.

(p)           Disney shall have access to the Locations and all portions thereof at all reasonable times for purposes of inspecting the operation, sanitation and maintenance thereof and reviewing the level of Crystal’s compliance with its obligations under this Agreement and with all applicable laws.

(q)           Disney shall have the right to approve the design and quality of all items, if any, selected by Crystal for use in the sale of the Inventory and the operation of the Locations such as equipment, fixtures, decorations, signage, etc., which approval Disney may grant or withhold in its sole and absolute discretion.

4.           THIRD PARTY AGREEMENTS.

(a)           Disney shall have the right to enter into agreements with third parties pursuant to which said third parties are identified in signage, on magazines and/or otherwise in and/or at the Locations, and any fees payable by any said third party shall be for Disney’s account. Should Crystal enter into any agreements with third parties pursuant to which said third parties are so identified, which it may do only with the prior express written approval of Disney (which approval Disney may grant or withhold in its sole and absolute discretion), then any fees collected from any said third party shall be for Disney’s account. Nothing herein contained shall be deemed to authorize Crystal to grant to third parties any of the rights granted to it by Disney pursuant to this Agreement.

(b)           Crystal recognizes that certain agreements entered into by Disney with third parties contain provisions obligating the use and/or availability of said third parties’ products and/or services, and/or restricting the use and/or availability of products and/or services which compete with said third parties, in the Parks, the Locations and/or in the Locations. Accordingly, Crystal shall, if requested by Disney, conform its use of, the merchandise sold in, and the operation of the Locations in accordance with provisions agreed to by Disney in such agreements with third parties. Disney may, in its sole and absolute discretion, hereafter enter into any agreements with third parties which contain such commitments affecting the Locations, and Crystal shall, if requested by Disney, conform its use of, the merchandise sold in, and the operation of the Locations with such provisions at Disney’s cost.

5.           FEE FOR SERVICES/OTHER PAYMENTS,

(a)           Crystal’s compensation for the Services shall be based solely on the Services provided.

(b)           All sales at the Locations are to be handled by Disney’s personnel whether on-site or by mail order or drop shipping. Crystal shall not accept any money from guests but shall refer all sales transactions, including, without limitation, special orders and mail orders, to Disney personnel for processing through cash registers in accordance with Disney’s standard sales procedures.

(c)           Disney shall collect the compensation from the guests and shall pay to Crystal a fee (“Fee”) of sixty percent (60%) of gross revenues from retail sales from the Locations, less applicable sales, use, excise or other taxes. Disney shall retain the remaining gross revenues from retail sales from the Locations. The term “gross revenues from retail sales from the Locations” is defined as “all monies and other things of value received by, or paid to, Disney and all credit extended by Disney, arising upon, out of or in connection with the Locations during the Term, plus the amount of any applicable sales, use, excise or other Taxes, less the amount of any of Crystal’s merchandise and/or products which are returned to Disney or replaced by Disney, less the amount of any refunds made by Disney in connection with the Locations, less the amount of any cancelled orders for Crystal’s merchandise or products, and less the amount of any shipping charges for merchandise and/or products shipped to guests”. The Fee shall be payable within fifteen (15) business days of the close of previous fiscal month’s retail sales; however, six (6) months after the commencement of the Term, Disney agrees to reevaluate whether, based on Disney’s financial system upgrade, Disney can pay the Fee to Crystal on a weekly or bi-weekly schedule.

(d)           Disney shall maintain complete and accurate records evidencing the gross revenues from retail sales from the Locations. Disney agrees to make available to Crystal once each calendar year, upon thirty (30) days’ prior written request by Crystal, a full, permanent and accurate set of Disney’s accounting books and records relating solely to gross revenues from retail sales from the Locations. Crystal will have the right, at its sole cost and expense, to audit said books and records. Disney agrees to keep all such books and records for at least three (3) years following the expiration or sooner termination of this Agreement.

(e)           Disney reserves the exclusive right, throughout the Term hereof, to have sole control over the Locations and Crystal shall have no rights or interest therein, which control may include, but is not limited to: admission to the Parks and Downtown Disney and to the various facilities therein and to approve, in its reasonable discretion, the rates and prices for the services and merchandise at the Locations, all of which shall be for Disney’s account, the establishment of the hours of operation at the Locations which need not be the same as the hours of operation of the Parks or Downtown Disney or the various facilities therein, the establishment of the schedule for maintenance, repair and rehabilitation of the Locations, the promulgation of strict standards and rules for the appearance, sanitation, cleanliness and maintenance of the Locations and for the conduct, courteousness and appearance of persons employed therein, and the promulgation of strict standards and rules for the preservation of good order with respect to the Locations and for the health, comfort and convenience of the patrons and guests thereof. At all times, Crystal shall have no rights or interest, implied or otherwise, in any revenues realized from the Locations (other than from the sale of the Inventory), the sale of food, beverage, merchandise or any other items offered or the various facilities therein.

(f)           Any services of Disney’s personnel which are subject to reimbursement by Crystal shall be invoiced at Disney’s direct costs for such services (i.e. payroll costs, including, without limitation, payroll taxes and fringe benefit costs) (at the Disney composite rate, as computed annually) plus overhead items directly related to those services, such as supervision, small tools, owned equipment, training, etc, (expressed as a percentage of direct labor costs and recomputed annually) plus twenty percent (20%) of all direct labor costs to cover administrative overhead. Materials shall be invoiced at net cost to Disney, plus three percent (3%) thereof to cover overhead. Any other services performed on behalf of Disney by any person not a party to this Agreement shall be billed at net cost to Disney, plus five percent (5%) to cover overhead.

(g)           Disney shall be entitled to reduce by the same percentages that Disney does so for its own employees (provided, however that the highest percentage shall not exceed thirty-five (35%)), the sales price of Inventory sold to employees of Disney and of its parent, subsidiary, related and affiliated companies, and Disney shall reduce by the following percentages the sales price of merchandise and/or services in any Disney-owned and operated retail shop sold to Crystal employees if Disney does so for its own employees with respect to the same merchandise and/or services and in the same retain shop. Said percentages are currently as follows:

(i)           all employees who have at least three (3) years of service based on their hire date (and their spouses), who are currently receiving a thirty-five percent (35%) reduction shall continue to receive a thirty-five percent (35%) reduction; and

(ii)           all other employees not otherwise described above and their spouses shall receive a twenty percent (20%) reduction; provided, however, that if any of Crystal’s employees are already receiving a thirty-five percent (35%) reduction as discussed in subsection (i) above, such employee shall continue to receive a thirty-five percent (35%) reduction.

6.           MAINTENANCE AND REPAIR.

(a)           Disney’s obligation to provide the Locations, as set forth in Section 2, shall include the obligation to routinely clean and maintain the surrounding area of the Locations, at Disney’s sole cost and expense. Crystal shall be responsible for the maintenance costs of and all other costs and expenses for all items and elements in the Locations, including, but not limited to, the following: equipment, supplies, signs, decorations, and Crystal’s Property (as defined in Section 20 below).

(b)           Unless otherwise approved by Disney, Disney shall provide all repair and rehabilitation of the Locations which it reasonably deems necessary or desirable, in its sole and absolute discretion, at Crystal’s sole cost and expense, except for those items which are at Disney’s expense pursuant to Section 6(a). If the Parties determine that a major rehabilitation of the Locations is required, then Disney shall perform the work and Crystal shall reimburse Disney for all costs and expenses incurred by Disney in connection with such repair and/or rehabilitation, in accordance with Section 5(f) above. Disney may, but shall not be required to, permit Crystal to provide some or all of such repair and rehabilitation work, provided that any such repair or rehabilitation work shall be subject to such conditions as Disney may establish in its sole and absolute discretion.

7.           SALES TAX.

Amounts retained by Disney or paid to Disney under this Agreement may be subject to tax. Accordingly, the applicable sales, use, excise or other taxes on such amounts shall be deducted from Crystal’s Fee and retained by Disney or paid to Disney by Crystal, as appropriate. Crystal shall be responsible for and shall pay any and all personal property taxes and/or assessments on Crystal’s Property, the Inventory, and the Equipment.

8.           WARRANTIES.

Crystal hereby represents and warrants to Disney:

(a)           that Crystal has the experience and skill to operate its business as required hereunder;

(b)           that Crystal shall comply with all applicable federal, state and local laws and regulations, including, without limitation, all professional registrations, the comprehensive operating plan therefor prepared by Crystal and having the prior approval of Disney, which approval Disney may withhold in its sole and absolute discretion, and such rules, regulations and standards as Disney may establish from time to time, and that Crystal shall provide Disney, on an annual basis during the Term of this Agreement, copies of any applicable business licenses including, but not limited to, its City of Anaheim Business License to evidence such compliance;

(c)           that Crystal shall operate its business in a manner consistent with the quality of the operation of the Parks Downtown Disney and shall provide its customers that same professional level of customer service as the Parks and Downtown Disney accord their guests;

(d)           that Crystal is adequately financed to meet any financial obligation it may be required to incur hereunder;

(e)           that Crystal is not, and will not be, under any disability, restriction or prohibition with respect to Crystal’s right to fully perform hereunder in accordance with the terms and conditions of the Agreement;

(f)           that Crystal has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, that all consents, approvals, notices and/or filings with any other person (including, without limitation, shareholders and/or affiliates) required for the execution, delivery and performance of its obligations under this Agreement have been obtained or waived, without violation or breach of any applicable law and/or agreement, understanding and/or arrangement to which it is a party and/or by which its property is bound:

(g)           that Crystal shall provide the Inventory and otherwise perform the Services hereunder in accordance with generally accepted professional standards, and that all Inventory and Services shall be in good taste with due regard to Disney’s reputation and standards as determined by Disney in its sole and absolute discretion; and

(h)           that the Inventory shall not contain any images which are profane, obscene, insulting or otherwise unsuitable for family-oriented entertainment including, but not limited to, any images which portray any Disney character in such a manner, as determined by Disney in its sole and absolute discretion.

All representations and warranties made by Crystal in this Agreement shall survive the expiration or earlier termination of this Agreement,

9.           PROMOTIONAL RIGHTS OF DISNEY.

Notwithstanding any other provision of this Agreement to the contrary, Disney and. its parent, related, affiliated, and subsidiary companies shall have the right to photograph, take motion pictures of, televise, make miniatures of and/or otherwise reproduce in any manner and/or through any media the Inventory, the Locations or any portion thereof, and to display, use, sell, license and/or exploit in any manner any such pictures and/or other reproductions for any purpose whatsoever, commercial and/or otherwise, connected with promoting, advertising and/or publicizing the Inventory and/or the Locations. Crystal shall obtain, for Disney’s benefit, releases, clearances and/or other instruments from its employees necessary to permit Disney to make and use and/or permit to be made and used any photographs, motion pictures and/or other reproductions for any of the purposes herein provided. The provisions of this section shall survive the expiration or sooner termination of this Agreement.

10.           USE OF DISNEY NAME.

Crystal acknowledges and agrees that it shall acquire no interest in any copyrights, trademarks, service marks, other intellectual property or intellectual property rights of Disney, its parent, or any of its related, affiliated or subsidiary companies. Without limiting the generality of the foregoing, except to the extent permitted above by this Agreement, Crystal shall acquire no right to use, and shall not use the name “Disney” (either alone or in conjunction with or as part of any other word or name), “Disneyland,” “Disney’s California Adventure,” “Downtown Disney”, “Disneyland Hotel,” “Disney’s Paradise Pier Hotel” or “Disney’s Grand Californian Hotel” or any fanciful characters (such as, but not limited to, Mickey Mouse), designs or other intellectual property of Disney or any of its parent, related, affiliated or subsidiary companies; (a) in any of Crystal’s advertising, publicity or promotion; (b) to express or imply any endorsement by Disney of Crystal’s business or Inventory; or (c) in any other manner or for any purpose whatsoever (whether or not similar to the uses prohibited by Sections 10(a) and 10(b) hereinabove). The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.           INSURANCE: INDEMNIFICATION.

(a)           Crystal shall provide and keep in force during the Term of this Agreement:

(i)           a policy or policies of Commercial General Liability Insurance (including products liability and contractual coverage) and Automobile Liability Coverage (for all vehicles), with minimum limits of Two Million Dollars ($2,000,000) and One Million Dollars ($1,000,000), respectively, combined single limit per occurrence, protecting Crystal, Disney, Disney’s parent, related, affiliated and subsidiary companies and the officers, directors, agents, employees and assigns of each, from any and all losses and/or liability resulting from personal injury, death and/or property damage (i) arising from and/or occurring in and/or about the Locations and/or (ii) by reason of the operation and/or maintenance of the same and/or (iii) by reason of the use, consumption, sale and/or offer for sale of the Inventory therein and/or therefrom and/or (iv) from and/or in connection with the performance of the Services hereunder and/or out of any act and/or omission of Crystal, its officers, directors, agents and/or employees;

(ii)           All-Risk Extended Coverage Property Damage insurance, or Crystal may self-insure for the coverage required under this subsection, for Crystal’s Property and Equipment within the Locations, all on a replacement cost basis;

(iii)           Workers’ Compensation insurance, as required by law, covering all persons employed by Crystal in connection with the performance of the Services of any nature in and/or about the Locations, and employers’ liability insurance with minimum limits of One Million Dollars ($1,000,000) per occurrence with respect to any employee not covered by Workers’ Compensation;

(iv)           Fire legal liability insurance in the amount of Two Hundred Fifty Thousand Dollars ($250,000) per occurrence covering any damage to or destruction of the Locations and/or loss of its contents, from whatever cause; provided, however, that Disney shall have the right, from time to time, to require Crystal to increase the amount of such insurance to the amount of the deductible on any fire and extended coverage policy Disney maintains in respect of the Locations;

(v)           Professional Liability insurance (including, without limitation, contractual coverage), with a minimum limit of One Million Dollars ($1,000,000), protecting it and Disney from errors and omissions of Crystal in connection with the performance of Crystal’s services hereunder during and for a period of at least three (3) years after the expiration or earlier termination of this Agreement (including, without limitation, an endorsement covering the indemnification provisions herein); and

(vi)           such further insurance as Disney may request, upon written notice by Disney to Crystal, in adequate amounts, against reasonable and foreseeable risks commonly insured against in the case of similar operations.

All such insurance policies shall be issued by responsible companies approved by Disney, which approval Disney may grant or withhold in Disney’s sole and absolute discretion, who have a BEST Guide rating of at least B+VII or better. Certificates of insurance (or copies of policies, if required by Disney) shall be furnished by Crystal or its insurance agent to Disney at the address listed below, and such policies shall include Disney, its parent, and all affiliated, subsidiary and related companies as additional insureds and contain a waiver of subrogation against additional insureds (The additional insured requirement shall apply to all coverages except Workers’ Compensation and Employer’s Liability. The waiver of subrogation shall apply to all coverages). All policies shall require thirty (30) days’ unrestricted prior written notice to Disney of any cancellation thereof or change affecting coverage thereunder at the following address;

DISNEYLAND RESORT
Attn: Vice President, Merchandise
1313 South Harbor Boulevard
Anaheim, CA 92803

(b)           Crystal shall indemnify, defend (at Disney’s request with counsel acceptable to Disney), and hold Disney and its parent, related, affiliated and subsidiary companies and the officers, directors, agents, employees and assigns of each, harmless from and against any and all claims, suits, demands, damages, causes of action, losses, liabilities, costs and expenses (whether based on tort, breach of contract, patent and/or copyright infringement, product liability and/or otherwise), including, without limitation, attorneys’ fees and costs and other costs of litigation (collectively, “Losses”), arising in any way from and/or out of and/or based on Crystal’s use and/or operation of the Locations; the falsity of any warranties set out herein; the use, consumption, sale and/or offer for sale of the Inventory therein and/or therefrom; any act and/or omission of Crystal, its officers, directors, agents and/or employees; and/or any breach and/or alleged breach of any of Crystal’s representations, warranties, obligations and/or agreements hereunder. The provisions of this Section 1 l(b) shall survive, indefinitely, the expiration or earlier termination of this Agreement and the indemnities set forth in this Agreement shall not be limited by the amount of insurance required to be maintained hereunder.

12.           RIGHT TO RELOCATE.

Disney shall have the right to relocate the Locations, or any portion thereof, within the Parks and/or Downtown Disney due to redevelopment and/or enhancement of either or both Parks and/or Downtown Disney and/or for other business reasons in Disney’s sole and absolute discretion, provided that:

(a)           The new Locations need not be the same size, dimension and configuration as the current Locations, or portion thereof, but shall be reasonably acceptable to Crystal;

(b)           The physical relocation of Crystal’s Equipment and decorations within the Locations, or portion thereof, shall be accomplished by Crystal at its sole cost and expense; and

(c)           Disney gives Crystal at least three (3) days’ notice of Disney’s intention to relocate the Locations, or portion thereof.

13.           TERMINATION.

(a)           During the Term of this Agreement, either Party may terminate and cancel this Agreement for its own convenience and for any or no reason upon not less than thirty (30) days’ prior written notice of termination to the other Party. Any notice, of termination or otherwise, of this Agreement by either Party shall be in writing and, unless a later effective time is set forth therein, shall be effective upon deposit thereof in the U.S. mail, registered or certified mail, or, if otherwise delivered, upon receipt thereof by the other Party hereto. The provisions of Sections 3(j), 5, 6, 7, 8, 9, 10, 11, 18, 20, 25, 29, 30, 32 and 33 shall survive the expiration or earlier termination of this Agreement

(b)           Disney may immediately cancel and terminate this Agreement if any license or permit required by applicable law for the operation of Crystal’s business at the Locations or any part thereof (including, but not limited to, business licenses, health permits, etc.) is suspended or revoked through no fault of Disney or if Crystal breaches its obligations under Section 10.

(c)           Except as otherwise specifically provided herein, either Party may cancel and terminate this Agreement if the other Party shall fail to perform any other term, covenant or condition hereof on its part to be performed and such non-performance shall continue for a period of twenty-four (24) hours after notice thereof to the Party so failing to perform (or if such performance cannot be accomplished reasonably within such twenty-four (24) hour period, said Party has not in good faith commenced such performance within such twenty-four (24) hour period and has not thereafter diligently proceeded to completion of the cure).

(d)           Upon the termination of this Agreement, Crystal shall pay Disney any sums due it in the same manner as provided in Section 5 hereof, pursuant to applicable laws, and Crystal shall immediately and peaceably vacate and surrender the Locations. The parties shall further reconcile between themselves any amounts due and owing to each other under this Agreement up to the date of said termination. The rights and remedies set forth in this Section 13 shall constitute the sole rights and remedies of each party as a result of the other party’s breach hereof.

(e)           Upon the expiration or earlier termination of this Agreement, for whatever reason, Crystal shall assign to Disney, to the extent permitted by law (and shall execute any and all documents necessary to effect such assignment) any and all licenses and permits obtained by Crystal in connection with its operation of the Locations, at no cost to Disney,

(f)           Crystal hereby irrevocably waives any right to injunctive relief or right of recision, and hereby agrees that Crystal’s sole and exclusive remedy in the event of any breach and/or alleged breach, termination and/or cancellation of this Agreement by Disney shall be an action for monetary damages.

(g)           Any termination of this Agreement by Disney shall be without prejudice to any other rights, remedies and/or defenses available to Disney under this Agreement, under law, in equity and/or otherwise.

14.           CASUALTY LOSS.

In the event of a casualty loss resulting in substantial damage to, or destruction of, the Locations, or any portion thereof, Disney shall have the option of restoring the same at its own cost and expense (except for Crystal’s Property which Crystal shall replace at its sole cost and expense) or of terminating this Agreement without liability or obligation to Crystal.

15.           CRYSTAL’S INSOLVENCY.

Notwithstanding anything to the contrary contained in the Agreement, either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Crystal, or (b) a general assignment is made by Crystal for the benefit of creditors, or (c) any petition filed by Crystal under the Federal Bankruptcy Act or the insolvency law of any state, or (d) any petition filed against Crystal under the Federal Bankruptcy Act or the insolvency law of any state, which appointment, assignment or petition is nor discharged within ninety (90) days of the date on which the petition is filed, the assignment is made, or the appointment is made shall entitle Disney to cancel the Agreement, immediately upon notice to Crystal.

16.           ABANDONMENT.

Crystal shall not vacate or abandon the Locations at any time during the Term. If Crystal shall abandon, vacate or surrender any of the Locations, or be dispossessed by process of law, or otherwise, any personal property belonging to Crystal and left at the Locations shall be deemed abandoned, at the option of Disney, except such property as may be mortgaged to Disney. After receipt by Crystal of written notice of abandonment the absence of Crystal and its agents from the Locations or the failure of Crystal to be open for business in accordance with Section 3 hereof for seven (7) consecutive business days shall conclusively be deemed an abandonment.

17.           UNLAWFUL OCCUPANCY.

Notwithstanding anything to the contrary contained in the Agreement, if through no fault or lack of diligence on the part of Crystal, Crystal is unable to obtain, retain or renew any of the legal approvals, conditional use permits or other governmental approvals needed for its lawful occupancy of the Locations for the permitted use hereunder, or if following the execution of this Agreement a new law, governmental regulation or zoning or regulatory condition shall be enacted which shall have the effect of materially restricting or taxing Crystal’s proposed operations in the Locations for the permitted use, Crystal may, in either such event, terminate this Agreement upon seven (7) days’ prior written notice to Disney and upon such termination, Disney shall have no further liability or obligation to Crystal whatsoever in connection with this Agreement.

18.           DETERMINATION OF DISPUTES.

Except as otherwise provided herein, any dispute, difference, claim and/or counterclaim between Crystal and Disney arising out of and/or in connection with this Agreement, and/or arising out of and/or in any way connected with the Locations and/or its operation and/or maintenance shall be submitted to the Superior Court in and for the County of Orange, California (or if the Superior Court shall not have jurisdiction over the subject matter thereof, then to such other court in Orange County having subject matter jurisdiction) for trial and determination. The Parties hereby consent to the jurisdiction of such courts. Crystal consents to the service of process outside of the State of California pursuant to the requirements of such court in any matter so to be submitted to it and expressly waives all rights to a trial by jury regarding any such matters.

19.           FORCE MAJEURE.

If the performance by either Party of its respective non-monetary obligations under this Agreement is delayed or prevented in whole or in part by acts of God, fire, floods, storms, explosions, accidents, epidemics, war, civil disorders, strikes and/or other labor difficulties, shortages and/or failure of supply of materials, labor, fuel, power, equipment, supplies and/or transportation, and/or by any law, rule, regulation, order and/or other action adopted and/or taken by any national, regional and/or local governmental authority and/or by any other cause not reasonably within its control, whether or not specifically mentioned herein (“Force Majeure”), it shall be excused, discharged and released of performance to the extent such performance or obligation is so limited or prevented by such cause without liability of any kind provided that such Party shall give prompt notice of the existence, anticipated effect and anticipated duration of the Force Majeure, and act with reasonable diligence to minimize its effect and duration. Nothing herein contained shall be construed as requiring Disney to accede to any demands of labor or labor unions, suppliers or others not a party hereto. A revocation or suspension by a governmental authority of a license or permit required for the operation of the Locations or any portion thereof shall not be an event of Force Majeure if an act and/or omission of Crystal gave rise thereto.

20.           OWNERSHIP AND DISPOSITION OF PROPERTY.

(a)           Crystal has no rights of ownership in or to the Locations, the Locations or the contents thereof; provided, however, that Crystal shall hold title to and be the owner of all personal property within the Locations and/or any storage areas at the Locations brought by Crystal, including, without limitation, the Equipment and Inventory (the “Crystal Property”) subject to the limitations hereinafter set forth:

(i)           All of the property, including, without limitation, the Crystal Property, which is an integral part of the Locations shall remain in and part of such Locations during the Term of this Agreement; provided, however, that Crystal may, from time to time, replace its Inventory and/or Equipment with more updated or modern versions of the same or similar type, subject to Disney’s approval, which approval may be granted or withheld in Disney’s sole and absolute discretion.

(ii)           Except as provided herein, none of the Crystal Property created, designed, manufactured or assembled for Crystal by Disney, its parent, related, affiliated and/or subsidiary companies, shall be moved from the Locations or assigned, sold, pledged or mortgaged by Crystal, and Crystal shall not have the right to otherwise use or transfer any copyrights, proprietary rights or information of Disney to said Crystal Property.

(iii)           Notwithstanding Crystal’s ownership of the Crystal Property, Disney shall retain the right to otherwise use, in any manner it deems appropriate, the patent rights, copyrights, ideas, inventions, know-how and other confidential and proprietary rights and information relating to the Crystal Property created, designed, manufactured and/or assembled for Crystal by Disney, its parent, related, affiliated and/or subsidiary companies.

(b)           Crystal shall bear all risk of loss of (including, without limitation, theft), and/or damage to, the Crystal Property. Crystal hereby waives, on its own behalf and on behalf of anyone claiming by, through and/or under it (whether by way of subrogation and/or otherwise), any rights it may now have and/or hereafter have against Disney, its parent, and/or any related, affiliated and subsidiary companies of Disney arising out of said loss and/or damage.

(c)           Crystal shall remove the Crystal Property at its sole cost and expense upon the expiration or earlier termination of this Agreement and repair any damage to Disney’s property and/or the Locations resulting from such removal unless such damage is caused solely by Disney. If Crystal shall fail to so remove the Crystal Property, Disney may, at its option, either remove and dispose of any or all of the same at Crystal’s expense or retain the same, in which latter event all right, title and interest therein shall pass to and vest in Disney.

21.           CHANGE OF NAMES, SUCCESSORS AND ASSIGNS.

(a)           Crystal recognizes that Disney would not have entered into this Agreement but for the favorable reputation of Crystal and its name. Accordingly, Disney shall have the right to terminate this Agreement by giving written notice of termination to Crystal if, at any time during the Term, Disney reasonably believes that the public acceptance and/or popularity of Crystal’s corporate name, trade name and/or reputation should become impaired, if Crystal should become involved in matters which could detract therefrom, and/or if Crystal’s business and/or nature reasonably changes from that in existence as of the date of this Agreement.

(b)           Crystal shall have no right to license, sub-license, lease or assign any of its rights hereunder, nor shall the same be assignable by operation of law, without the prior written consent of Disney, which consent Disney may grant or withhold in its sole and absolute discretion. If the ability to control Crystal shall pass from Steven Rhodes, either voluntarily or by operation of law, to any other person, firm or corporation (other than, in the event of the death of Steven Rhodes, to his executor or administrator and then to his heirs), such transfer shall be deemed an assignment of this Agreement requiring the prior written approval of Disney.

(c)           This Agreement shall inure to the benefit of and be binding upon Disney’s successors and assigns, and Disney shall have the right to pledge, hypothecate, create a security interest in, assign and/or otherwise transfer any or all of its rights under this Agreement, including, without limitation, the right to mortgage and/or create a security interest in the Locations and/or the Locations, the fees to be derived by Disney pursuant to this Agreement and/or revenues to be derived by Disney from admission and/or entry fees and charges.

22.           CONDEMNATION.

If the Locations and/or the Locations shall be taken or condemned for any public or quasi-public use or purpose, or if the use thereof shall be so taken or condemned for any period of time by right of eminent domain or by purchase in lieu thereof, then this Agreement shall terminate as of the date of the vesting of title (or possession, if title is not taken) in the condemning authority. Crystal shall not be entitled to share in any award to Disney as a result of the taking.

23.           WAIVERS.

Any failure by either Party to insist upon or enforce performance by the other Party of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement or otherwise by law shall not be construed as a waiver or relinquishment of such Party’s right to assert or rely upon the provision, right, or remedy in that or any other-instance; rather the provision, right, or remedy shall be and remain in full force and effect.

24.           NOTICES.

If to Crystal:                                                      Crystal Magic, Inc.
Attn: Steven Rodes
2120 Hidden Pine Lane
Apopka, FL 32712

If to Disney:                                                      Disneyland Resort
Attn: Vice President Merchandise
700 W. Ball Road
Anaheim, California 92802

With a copy to:                                           Disneyland Resort
Attn: Office of Counsel
1313 South Harbor Blvd.
Anaheim, California 92803

or to such other address as either Party may direct by notice given to the other as hereinabove provided.

25.           NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Crystal may, during the course of providing the Services hereunder, have access to and/or acquire confidential and/or proprietary information of and/or relating to, Disney, its parent, related, affiliated and/or subsidiary companies and/or information of advantage and/or value to Disney, its parent, related, affiliated and/or subsidiary companies and which is not accessible or known by the general public. Any such information, regardless of form, acquired by Crystal in the course of providing its services herein, whether or not receipt of such confidential information is inadvertently obtained shall not be used, published or divulged, in any form, (i) by Crystal to any other person, firm or corporation, (ii) in any advertising or promotion regarding Crystal, or (iii) in any manner or connection whatsoever without first having obtained Disney’s prior written permission, which permission Disney may grant or withhold in its sole and absolute discretion. Crystal agrees that any suggestions, ideas, information, documents or things which it discloses to Disney shall not be subject to an obligation of confidentiality by Disney, and Disney shall not be liable for any use or disclosure thereof, unless there is a prior written agreement to the contrary between the Parties. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

26.           SIGNATURE AUTHORITY/NO OFFER.

The person who executes this Agreement on behalf of either party hereto expressly represents and warrants that he/she has full and complete authority to do so, knowing that the other party intends to rely solely thereon. This document does not constitute an offer by any Party to the other Party. When executed by any Party, it shall constitute an offer by said Party to the other Party irrevocable for a period of five (5) days after receipt by the other Party and, upon execution by all Parties, and delivery to all Parties, shall constitute a binding agreement between the Parties.

27.           ENTIRE AGREEMENT.

The provisions contained herein constitute the entire agreement between the Parties, with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings and/or arrangements between the Parties with respect to the subject matter hereof. Further, no statement or inducement with respect to the subject matter hereof by either Party or by any agent or representative of either Party which is not contained in this Agreement shall be valid or binding as between the Parties. This Agreement may not be amended except by a subsequent written agreement executed by the Parties hereto.

28.           SEVERABIUTY.

If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remainder of the provisions shall remain in full force and effect.

29.           GOVERNING LAW.

This Agreement is made in and shall be governed by the laws of the State of California applicable to contracts made and to be fully performed in California without regard to any choice of law provisions thereof. Any legal proceeding of any nature brought by either Party against thy other to enforce any right or obligation under this Agreement, or arising out of any matter pertaining to this Agreement shall be submitted for trial, without jury, before the Superior Court in and for Orange County, California; or, if the Superior Court does not have jurisdiction, then before the United States District Court for the Central District of California; or, if neither of such courts shall have Jurisdiction, then before any other court sitting in Orange County, California, having subject matter jurisdiction. The Parties hereby consent to the jurisdiction of such court and to the service of process outside the State of California pursuant to the requirements of such court in any matter so to be submitted to it, and expressly waive all rights to trial by jury regarding any such matters.

30.           EXCEPT FOR THE INDEMNITY IN SECTION 11(b) AND EXCEPT FOR PERSONAL INJURY (INCLUDING, WITHOUT LIMITATION, DEATH) AND PROPERTY DAMAGE, IN NO EVENT SHALL DISNEY BE LIABLE TO CRYSTAL UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY LOSS OF PROFIT OR ANY OTHER COMMERCIAL DAMAGE, INCLUDING, WITHOUT LIMITATION, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER DIRECT OR INDIRECT DAMAGES OF ANY NATURE, FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE AND/OR STRICT LIABILITY) OR OTHERWISE, EVEN IF DISNEY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGE OCCURRING. THE PROVISIONS OF THIS SECTION 30 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

31.           NO AGENCY.

In the performance of Crystal’s Services hereunder, Crystal shall be an independent contractor and not an agent, employee, partner or joint venturer of Disney or its parent, related, affiliated or subsidiary companies, and Crystal shall not interfere with Disney’s operations.

32.           BROKER AND COMMISSION.

All negotiations relating to this Agreement have been conducted by and between Disney and Crystal without the intervention of any person or other party as agent or broker. Disney and Crystal represent and warrant to each other that there are and will be no broker’s commissions or fees payable in connection with this Agreement by reason of their respective dealings, negotiations or communications.

33.           LICENSE TO USE DISNEY CHARACTERS.

(a)           Disney hereby grants to Crystal a revocable, non-transferable, royalty-free, non-exclusive license to use the characters identified on Exhibit A, attached hereto and fully made a part hereof, only on the merchandise identified on Exhibit A. Crystal acknowledges that Disney has adopted the Code of Conduct for Manufacturers (the “Code”) set forth on Exhibit B. attached hereto and fully made a part hereof, If Crystal, at any time, desires to utilize a third party to manufacture or produce any of the merchandise identified on Exhibit A, Crystal will notify Disney of the names and physical street addresses of such third parties (individually, a “Third Party” and collectively, the “Third Parties”). Disney shall have the right, in its sole and absolute discretion, to approve in writing all of the Third Parties. If Disney does not approve in writing any Third Party, Crystal shall not use such Third Party to manufacture or produce the merchandise identified on Exhibit A. If Disney approves a Third Party in writing. Crystal may use such Third Party to manufacture or produce the merchandise identified on Exhibit A.

(b)           To the extent Crystal wishes to manufacture or produce any of the merchandise identified on Exhibit A itself. Crystal shall adopt the Code and shall evidence such adoption by executing a copy of the Code and delivering the originally executed copy of the Code to Disney prior to Crystal’s commencement of the manufacture or production of the merchandise identified on Exhibit A.

(c)           Disney shall have the right, in its sole and absolute discretion, to withdraw its approval of any Third Party at any time. If Disney withdraws its approval of any Third Party, Crystal shall immediately stop using such Third Party to manufacture or produce the merchandise identified on Exhibit A. provided, however, that Crystal shall be permitted to sell all of such merchandise in its inventory, unless Disney requires otherwise in writing to Crystal.

(d)           Disney shall have the right to evaluate and monitor Crystal to ensure that Crystal is only using Third Parties approved by Disney hereunder to manufacture and produce the merchandise identified on Exhibit A including, but not limited to, on-site inspections of the Locations and reviews of Crystal’s books and records.

(e)           Crystal shall not sell or use the merchandise identified on Exhibit A at any other location or for any purpose other than in connection with the Locations, unless approved by Disney, which approval Disney may grant or withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Agreement, Crystal shall return to Disney any remaining inventory of such merchandise.

34.           MISCELLANEOUS.

The GENERAL TERMS AND CONDITIONS attached to this Agreement are hereby fully incorporated herein by reference.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed effective as of the day and year first above written.

CRYSTAL MAGIC, INC. DISNEYLAND RESORT, A DIVISION OF, WALT DISNEY
WORLD CO.

By (Signature): /s/ Steven M. Rhodes By (Signature):
Name: Steven M. Rhodes Name:Michael J. Griggs
Title: President Titles: Vice President, Store Operations/Merchandise

GENERAL TERMS AND CONDITIONS

A.           Control of the Premises. Nothing in this Agreement is intended or shall be deemed or construed to grant to or confer upon Crystal any rights whatsoever in respect of the Locations, including, without limitation, rights in connection with the closing, alteration, discontinuance, condemnation or casualty loss thereof. Accordingly, without limiting the generality of the foregoing, Disney shall have ultimate and unfettered control over the Locations.

B.           No Represent at ion or Warranties by Disney. Disney makes no representations or warranties whatsoever in connection with this Agreement, including, without limitation, the condition of the Locations, their suitability for the use described herein or for any other use, the visibility of the Locations to the guests of the Premises, the profitability of the Services to be provided at the Locations or the success or failure of the Services to be provided at the Locations.

C.           Participants. Crystal acknowledges that Disney and its parent, related, affiliated and subsidiary companies are parties to certain participant agreements and that Disney and its parent, related, affiliated and subsidiary companies may enter into additional participant agreements in the future, Crystal agrees to comply with the provisions of such participant agreements as they exist from time to time, Disney shall disclose the relevant provisions of such agreements to Crystal.
D.           Licenses. Crystal and its employees shall be licensed as required by law. Crystal shall obtain and maintain throughout the Term, all professional, occupational, equipment, and other licenses and permits required by law to perform the Services and shall provide copies of such licenses to Disney upon request.
E.           Disney Orientation/Guest Surveys/Meetings. Crystal and its employees shall enroll in, at Crystal’s expense, and complete the Orientation class and any other Disney class that Disney deems necessary prior to commencement of the Services or at any time thereafter as Disney may determine in its sole and absolute discretion. Crystal and its employees shall, if requested by Disney: (i) conduct or participate in guest evaluation and experience surveys at periodic intervals relating to the Premises and/or the Concession and (ii) attend meetings called by Disney.
F.           Parking Passes/ID Cards. Disney shall provide Crystal and its employees with parking passes and ID cards to gain admission to the Premises and to cast parking near the Locations. Upon the expiration or sooner termination of this Agreement, Crystal shall return to Disney all parking passes and ID cards issued to Crystal and its employees pursuant to this Agreement.
G.           Additional Services/Disney Standard. Crystal shall pay Disney for any and all services provided by Disney which are requested by Crystal, including, without limitation, the installation of water lines and fixtures, electricity lines and sanitary sewer. In addition, to the extent Disney determines that Crystal needs additional equipment to provide the Services, including, without limitation, lightning rods, Disney shall have the option of either requiring Crystal to acquire and install such equipment at Crystal’s sole cost and expense or acquiring and installing such equipment itself and then billing Crystal for such equipment and installation. Further, to the extent Disney determines that any of the equipment, supplies, signage or any other items or materials used by Crystal in connection with the Services do not satisfy the Disney standard, as determined by Disney from time to time, Disney shall have the option of either requiring Crystal to bring such equipment, supplies, signage or any other items or materials into compliance at Crystal’s sole cost and expense or taking whatever actions are required, as determined by Disney in its sole and absolute discretion, to bring such equipment, supplies, signage or any other kerns or materials into compliance and then billing Crystal for such actions.
H.           Late Charges. Any amounts payable by Crystal pursuant to this Agreement which are not paid when due shall bear interest from the date due until the date paid at the lesser of the maximum rate allowed by law or the annual rate of eighteen percent (18%) and such interest shall be payable on demand. Crystal shall be responsible for all costs and expenses that Disney, or its designee, may incur in collecting any amount due from Crystal hereunder or in enforcing any of Disney’s other rights or remedies under this Agreement, including, without limitation, attorneys’ fees and fees of other professionals.
I.           Guest Claims. Crystal shall promptly inform Disney of any guest claims or complaints and any such claims or complaints will be handled exclusively by Disney’s personnel in accordance with Disney’s policies and procedures then existing.
J.           Change of Location. Disney reserves the right to change the location of the Locations at which Crystal performs the Services upon seven (7) days’ prior notice to Crystal. Additionally, Disney reserves the right to introduce new vendors at any location at the Locations who may or may not be in direct competition with Crystal.
K.           Personal Property. All personal property placed upon the Locations by Crystal or any of its employees (including, but not limited to, inventory, Equipment and supplies) shall remain Crystal’s or its employees’ property, and shall be placed upon the Premises at Crystal’s or its employees’ sole risk. Disney shall not be responsible for any loss (including, without limitation, theft) of or damage to any of Crystal’s or its employees’ personal property on the Locations, except to the extent such loss or damage was caused solely by the gross negligence or willful misconduct of Disney. If requested by Disney, Crystal shall give Disney prompt written notice or any occurrence, incident or accident occurring on the Locations that causes, or threatens to cause, damage or loss to the Locations or any property contained therein.

L.           Crystal’s Employees.
i.           Crystal’s employees, if any, shall be under Crystal’s direct supervision and control. In addition, Crystal shall comply with, and Crystal shall ensure that each of its employees complies with, all of Disney’s standards, rules, and regulations which may be in effect from time to time and applicable to employees of entities sponsoring attractions or corporate displays at the Disneyland® Resort, or any part thereof, including, but not limited to, the rules of conduct and personal appearance standards established by Disney for its own employees.
ii.           Crystal and its employees, shall: (a) not insult use offensive or profane language or gestures toward or in the presence of, or argue with or be discourteous to, any guests of the Locations, or any of Disney’s employees or representatives; (b) not use, possess or be under the influence of alcohol, narcotics, drugs or other hallucinatory agents while on Disney’s premises; and (c) otherwise comply with any and all rules and regulations promulgated by Disney from time to time for the protection and safety of Disney’s guests and for their comfort and convenience.

iii.           Crystal hereby assumes, and releases Disney from, any and all risks to Crystal and its employees in connection with the Services. Accordingly, Disney shall have no obligation whatsoever to compensate Crystal, or its employees, on account of any injuries or property damage which Crystal, or its employees, may sustain as a result of the performance of the Services hereunder, except to the extent such injuries or damage were caused solely by the gross negligence or willful misconduct of Disney, and Crystal hereby waives, on its own behalf and on behalf of any persons claiming by, through or under Crystal, any and all rights of recovery which Crystal., or its employees, may now or hereafter have against Disney on account of any such injury or property damage sustained by Crystal, or its employees, as a result of the performance of the Services. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

iv.           Any persons that assist Crystal in the performance of the Services shall be Crystal’s employees and not the employees of Disney or its parent, related, affiliated or subsidiary companies, and they, as well as Crystal, shall not be entitled to participate in any of Disney’s employee benefit or welfare plans, or to receive any of Disney’s employee benefits. Crystal will pay all salaries and all social security taxes, federal and state unemployment insurance and any and all similar taxes relating to Crystal and its employees. Crystal shall provide to Disney, upon request, evidence that Crystal and its employees possess valid visas, passports or other documentation to enable Crystal and its employees, respectively, to perform the Services.

v.           Crystal acknowledges that Disney has a policy relating to criminal background checks, which policy is applicable to all prospective new employees and certain existing employees of Disney and its parent related, affiliated and subsidiary companies employed in connection with the Disneyland Resort, as well as all prospective new employees and certain existing employees of third panics operating businesses in the Disneyland Resort. Accordingly, Crystal agrees that, with respect to all prospective new employees of Crystal employed in connection with the Locations and certain existing employees of Crystal that may be assigned to work in the Locations from time to time during the Term, Crystal will conduct, at its own expense, criminal background checks in compliance with the requirements and procedures set forth in such policy, as the same may be amended from time to time during the Term. Crystal shall comply with such requirements and procedures to the minimum extent set forth in the policy, and Crystal may, consistent with all applicable laws, wish to conduct more comprehensive or inclusive employee criminal background searches on its own accord. Crystal shall, at Crystal’s expense, comply with all laws applicable to the initial retrieval and subsequent use and disclosure of the information it obtains from conducting such criminal background checks (including, without limitation, the Fair Credit Reporting Act).

P.           Representations and Warranties. Crystal hereby warrants and represents to Disney that: (i) Crystal has the experience, staff, skill and authority to perform the Services; (ii) Crystal shall comply with all applicable federal, state and local laws, rules, regulations, codes, statutes, ordinances, and orders of any governmental or regulatory authority relating to safety; (iii) Crystal is adequately financed to meet any financial obligation Crystal may be required to incur hereunder; (iv) Crystal has obtained all licenses and permits required to observe and perform the terms, covenants, conditions and other provisions on its part to be observed or performed under this Agreement; (v) any material or work product provided by Crystal under this Agreement shall not infringe upon any patent, trademark or copyright, or otherwise violate the rights of, any person, firm or corporation; (vi) Crystal has obtained and will maintain during the Term, all necessary licenses; consents, permissions and releases (including, without limitation, any necessary licenses from third parties for the artwork which is used in Crystal’s performance of the Services), and will timely make all payments to third parties, that may be required to provide the Services; (vii) to the extent Crystal is a corporation. Crystal is duly organized, validly existing and in good standing in its state of incorporation, (viii) in providing the Services. Crystal shall use good moral judgment; (ix) there is no actual or potential conflict of interest between the Services to be performed by Crystal under this Agreement and Crystal’s family, business, financial or other interests, and Crystal shall immediately notify Disney of any actual or potential conflict of interest of which Crystal becomes aware during the Term; and (x) Crystal will not engage any current employee of Disney or any of its parent, related, affiliated or subsidiary companies or any person who was employed by Disney or any of its parent, related, affiliated or subsidiary companies within the past twelve (12) months to perform any part of the Services.
Q.           Year 2000. Crystal represents and warrants to Disney that any equipment and software, including, without limitation, any embedded software, necessary for Crystal to fulfill its obligations under this Agreement will process dates correctly prior to, during and after the calendar year 2000. This shall include, but not be limited to, century recognition, calculations that accommodate same century and multicentury formulas and date values, and interface values that reflect the century. In the event Crystal becomes aware that any such equipment or software will not or does not process data containing any date subsequent to the year 1999 correctly, Crystal shall immediately notify Disney of that fact and promptly correct or replace the equipment or software to eliminate such processing problem. If Crystal fails to correct or replace any equipment or software that does not meet the foregoing warranty within a reasonable period of time, Disney shall have the right (but not the obligation) to correct or replace the inadequate equipment and software at Crystal’s expense and receive full reimbursement from Crystal for the costs incurred.

R.           Recordation of this Agreement. This Agreement shall not be recorded.

S.           Liens.
i.           The Locations shall nor be subjected to liens of any nature by reason of Crystal’s construction, alteration, repair, restoration, replacement or by reason of any other act or omission of Crystal (or of any person claiming by, through or under Crystal). All persons dealing with Crystal are hereby placed on notice that such persons shall not look to Disney or to Disney’s credit or assets for payment or satisfaction of any obligations incurred in connection with the construction, alternation, repair, restoration, replacement, use or reconstruction of the Locations by or on behalf of Crystal. Crystal has no power, right or authority to subject Disney to any lien or claim of lien including, but not limited to, mechanics or other materialmen’s liens. Crystal shall not create or permit to be created any lien, encumbrance or charge against the Locations or any part thereof.
ii.           To secure the payment of all compensation due and to become due hereunder and the faithful performance of this Agreement by Crystal, Crystal hereby gives to Disney an express first and prior contract lien and security interest on all property (including, without limitation, Crystal’s merchandise, inventory, supplies. Equipment, etc.,) which may be placed in the Locations, and also, upon all proceeds of any insurance which may accrue to Crystal by reason of destruction of or damage to any such property. Such property shall not be removed from the Locations without the prior written approval of Disney (which approval may be granted or withheld by Disney in its sole and absolute discretion) until all arrearages in compensation then due to Disney hereunder shall first have been paid. If requested by Disney, Crystal shall execute and deliver to Disney, Uniform Commercial Code Financing Statements in sufficient form so that when properly filed, the security interest hereby given shall thereupon be perfected.
T.           Regulatory Inspection Reports. Crystal shall deliver to Disney, immediately following receipt by Crystal, copies of any inspection or evaluation report, or any notice of violation of or failure to comply with any law, rule or regulation applicable to the Locations or the performance of Crystal’s Services at the Locations, which is delivered to Crystal by any governmental authority.

EXHIBIT A

Merchandise: Guest portraits with 3-D Disney characters, logos and/or name drop, and sculptured reproductions inside optically transparent material (crystal glass), as approved by Disney.

3-D Disney characters, logos and/or name drop and sculptured reproductions inside optically transparent material (crystal glass); as approved by Disney.

Light Bases and Stands with or without 3-D Disney characters, logos and/or name drop, as approved by Disney. Other items as approved by Disney.

Characters: Mickey Mouse, Minnie Mouse, Donald Duck, Goofy, Pluto, Disney’s California Adventure™ Park icons and any other Disney character, logo, graphic, icon, name drop and/or art that is approved in advance, by Disney and the Disney Merchandise Brand department.

EXHIBIT B

CODE OF CONDUCT FOR MANUFACTURERS

At The Walt Disney Company, we are committed to:

a standard of excellence in every aspect of our business and in every comer of the world;
ethical and responsible conduct in all of our operations;
respect for the rights of all individuals; and
respect for the environment.

We expect these same commitments to be shared by all manufacturers of Disney merchandise. At a minimum, we require that all manufacturers of Disney merchandise meet the following standards:

Child Labor
Manufacturers will not use child labor.

The term “child” refers to a person younger than 15 (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education.

Manufacturers employing young persons who do not fall within the definition of “children” will also comply with any laws and regulations applicable to such persons.

Involuntary Labor	Manufacturers will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

Coercion and Harassment	Manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination	Manufacturers will not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

Association	Manufacturers will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.

Health and Safety	Manufacturers will provide employees with a safe and healthy workplace in compliance with all applicable laws and regulations, ensuring at a minimum reasonable access to potable water and sanitary facilities; fire safety; and adequate lighting and ventilation. Manufacturers will also ensure that the same standards of health and safety are applied in any housing that they provide for employees.

Compensation
 We expect manufacturers to recognize that wages are essential to meeting employees’ basic needs. Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits. Except in extraordinary business circumstances, manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period.

Manufacturers will compensate employees for overtime hours at such premium rate as is legally required or, if there is no legally prescribed premium rate, at a rate at least equal to the regular hourly compensation rate.

Where local industry standards are higher than applicable legal requirements, we expect manufacturers to meet the higher standards.

Protection of the Environment	Manufacturers will comply with all applicable environmental laws and regulations.

Other Laws	Manufacturers will comply with all applicable laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise. All references to “applicable laws and regulations” in this Code of Conduct include local and national codes, rules and regulations as well as applicable treaties and voluntary industry standards.

EXHIBIT C

FIXTURES AND EQUIPMENT

As part of this Agreement, Crystal shall provide the following Equipment if requested by Disney:

1.             Laser safety provisions:
ANSI Class IV laser system
Interlocked and labeled enclosure per ANSI ZI36.1
Keyswitch and emergency stop

2.             Laser Subsystem:
Ultra GRM 1064, standard specifications
Wavelength: 1064 nm (Nd: YAG fundamental)

3.             Positioner Subsystem:
Stepper-driven 3-axis positioning system with motors, drives, and indexer

4.             System Controller:
PC-platform including, but not limited to
Intel PII-350 MHz or better processor
128 MB RAM
10 GB internal mass storage (hard drive)
1.44MB removable mass Storage (floppy drive)
Multi-protocol network card
Frame grabber card
17” color monitor
Keyboard
RS-232 serial interface
Operating system: Windows 98

5.             Video Display System:
Color CCD camera and macro lens
Incandescent “top light”
Visible red targeting diode laser
Video output signal

Crystal shall provide the following fixtures at its sole cost and expense for each Location;

1.           Freestanding themed floor fixture (including, without limitation, installation of same)